Exhibit 99.3
MATRIX SEMICONDUCTOR, INC.
2005 STOCK INCENTIVE PLAN
ARTICLE ONE
GENERAL PROVISIONS
     I. PURPOSE OF THE PLAN
          This 2005 Stock Incentive Plan is intended to promote the interests of Matrix Semiconductor, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.
          Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.
     II. STRUCTURE OF THE PLAN
          A. The Plan shall consist of the following equity incentive program:
          — the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock units which vest upon the completion of a designated service period or the attainment of pre-established performance milestones.
     III. ADMINISTRATION OF THE PLAN
          A. Administration of the Stock Issuance Program with respect to persons eligible to participate in the program may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer the program with respect to all such persons. However, any grants under the Stock Issuance Program for members of the Compensation Committee must be authorized by a disinterested majority of the Board.
          B. Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.

          C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Stock Issuance Program and to make such determinations under, and issue such interpretations of, the provisions of the program and any awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Stock Issuance Program under its jurisdiction or any award thereunder.
          D. Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any award thereunder under the Plan.
     IV. ELIGIBILITY
          A. The persons eligible to participate in the Stock Issuance Program are as follows:
               (i) Employees,
               (ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and
               (iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
          B. The Plan Administrator shall have full authority to determine which eligible persons are to receive such restricted stock unit awards, the time or times when the awards are to be made, the number of shares subject to each such award, the vesting and issuance schedules applicable to the shares which are the subject of such award and the consideration for those shares.

     V. STOCK SUBJECT TO THE PLAN
          A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to twenty million (20,000,000) shares.
          B. Shares of Common Stock subject to outstanding awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those awards. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance of fully-vested shares under the Stock Issuance Program, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of fully-vested shares issuable under the Stock Issuance Program, calculated in each instance prior to any such share withholding.
          C. Unless the Plan Administrator otherwise provides in the Restricted Stock Unit Issuance Agreement, if any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, and (ii) the number and/or class of securities subject to each outstanding restricted stock unit and the issue price (if any) payable per share. Such adjustments to the awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.
          D. Outstanding awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO
STOCK ISSUANCE PROGRAM
     I. STOCK ISSUANCE TERMS
          Shares of Common Stock may be issued under the Stock Issuance Program pursuant to restricted stock units which entitle the recipients to receive the shares underlying those units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those units. Each such stock issuance shall be evidenced by a Restricted Stock Unit Issuance Agreement which complies with the terms specified below.
          A. Issue Price.
               1. The issue price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issue date.
               2. The consideration for the issuance of vested shares of Common Stock under the Stock Issuance Program shall be comprised of any of the following items which the Plan Administrator may deem appropriate in each individual instance:
                    (i) past services rendered to the Corporation (or any Parent or Subsidiary); or
                    (ii) any other valid consideration under the Delaware General Corporation Law.
          B. Vesting Provisions.
               1. Shares of Common Stock may be issued under the Stock Issuance Program pursuant to restricted stock units which entitle the recipients to receive the shares underlying those units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service. The vesting terms applicable to such units shall be determined by the Plan Administrator and incorporated into the Restricted Stock Unit Issuance Agreement. However, the Plan Administrator may not impose a vesting schedule upon any restricted stock unit award made under the Stock Issuance Program which is more restrictive than twenty percent (20%) vesting per year of Service, with initial vesting to occur not later than the completion of one (1) year of Service measured from the date of such award. Such limitation shall not apply to any restricted stock unit awards made to the officers of the Corporation, non-employee Board members or independent consultants.
               2. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a restricted stock unit award until the award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.
               3. Outstanding restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied.
     II. CHANGE IN CONTROL/HOSTILE TAKE-OVER
          A. Unless the Plan Administrator otherwise provides in the Restricted Stock Unit Issuance Agreement, each outstanding restricted stock unit assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to the award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding restricted stock unit awards, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.
          B. If any such restricted stock unit award is not assumed or otherwise continued in effect or replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent payout of that value in accordance with the same vesting schedule applicable to those shares, then such unit shall vest, and the shares of Common Stock subject to that unit shall be issued as fully-vested shares, immediately prior to the consummation of the Change in Control.
          C. The Plan Administrator shall have the discretionary authority to structure one or more restricted stock unit awards under the Stock Issuance Program so that the shares of

Common Stock subject to those awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.
          D. The Plan Administrator shall also have the discretionary authority to structure one or more restricted stock unit awards under the Stock Issuance Program so that the shares of Common Stock subject to those awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Hostile Take-Over.

ARTICLE THREE
MISCELLANEOUS
     I. TAX WITHHOLDING
          A. The Corporation’s obligation to deliver shares of Common Stock upon the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.
          B. The Plan Administrator may, in its discretion, provide any or all holders of restricted stock unit awards pursuant to which vested shares of Common Stock are to be issued under the Stock Issuance Program with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the issuance to them of vested shares. Such right may be provided to any such holder in either or both of the following formats:
               Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon issuance of fully-vested shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.
               Stock Delivery: The election to deliver to the Corporation, at the time the vested shares are issued, one or more shares of Common Stock previously acquired by such holder (other than in connection with the share issuance triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.
     II. EFFECTIVE DATE AND TERM OF THE PLAN
          A. The Plan shall become effective on the Plan Effective Date. However, if the requisite stockholder approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then any awards outstanding under the Plan at that time shall terminate and cease to be outstanding, and no further awards shall be made under the Plan.
          B. The Plan shall terminate upon the earliest to occur of (i) October 18, 2015, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all restricted stock units in connection with a Change in Control. Should the Plan terminate on October 18, 2015, then all restricted stock units outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.
     III. AMENDMENT OF THE PLAN
          A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to restricted stock unit awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange (or the Nasdaq National Market) on which the Common Stock is at the time primarily traded.
          B. The Compensation Committee of the Board shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.
          C. Restricted stock unit awards may be made under the Stock Issuance Program that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If stockholder approval is required and is not obtained within twelve (12) months after the date the first excess award made against such contingent increase, then any restricted stock unit awards granted on the basis of such excess shares shall terminate and cease to be outstanding.
     IV. USE OF PROCEEDS
          Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.
     V. REGULATORY APPROVALS
          A. The implementation of the Plan, the granting of any restricted stock unit award under the Plan and the issuance of any shares of Common Stock under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the shares of Common Stock issued pursuant to it.

          B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws.
     VI. NO EMPLOYMENT/SERVICE RIGHTS
          Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.
     VII. FINANCIAL REPORTS
          The Corporation shall deliver a balance sheet and an income statement at least annually to each individual holding a restricted stock unit award under the Plan, unless such individual is a key Employee whose duties in connection with the Corporation (or any Parent or Subsidiary) assure such individual access to equivalent information.

APPENDIX
          The following definitions shall be in effect under the Plan:
          A. Board shall mean the Corporation’s Board of Directors.
          B. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:
               (i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,
               (ii) a stockholder-approved sale, transfer or other disposition (including in whole or in part through one or more licensing arrangements) of all or substantially all of the Corporation’s assets, or
               (iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders.
          C. Code shall mean the Internal Revenue Code of 1986, as amended.
          D. Common Stock shall mean the Corporation’s common stock.
          E. Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

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          F. Corporation shall mean Matrix Semiconductor, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Matrix Semiconductor, Inc. which has by appropriate action assumed the Plan.
          G. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          H. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
               (i) If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after- hours trading begins) on the NASDAQ National Market on the date in question, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
               (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
               (iii) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the NASDAQ National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

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          I. Family Member means, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
          J. Hostile Take-Over shall mean a change in ownership or control of the Corporation effected through either of the following transactions:
               (i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or
               (ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.
          K. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:
               (i) such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or
               (ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual’s consent.

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          L. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
          M. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.
          N. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          O. Participant shall mean any person who is issued restricted stock units under the Stock Issuance Program.
          P. Plan shall mean the Corporation’s 2005 Stock Incentive Plan, as set forth in this document.
          Q. Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board or the Secondary Board Committee, which is authorized to administer the Stock Issuance Program with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the program with respect to the persons under its jurisdiction.
          R. Plan Effective Date shall mean the date on which the Plan is approved by the Corporation’s stockholders.
          S. Restricted Stock Unit Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time an award of restricted stock units is made under the Stock Issuance Program which shall govern the subsequent issuance of the shares of Common Stock subject to that award.
          T. Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Stock Issuance Program with respect to eligible persons.
          U. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the

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capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the stock issuance. For purposes of the Plan, a Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.
          V. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.
          W. Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.
          X. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          Y. Withholding Taxes shall mean the applicable income and employment withholding taxes to which the holder of shares of Common Stock under the Plan may become subject in connection with the issuance or vesting of those shares.

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